Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nautilus Biotechnology, Inc. of our report dated February 27, 2025 relating to the financial statements, which appears in Nautilus Biotechnology, Inc. 's Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 27, 2025